For Immediate Release	Contacts:

	Investors:	Media:
	John P. Jacunski	William T. Yanavitch
	(717) 225-2794	(717) 225-2747

GLATFELTER REPORTS 2008 FIRST QUARTER RESULTS

YORK, Pennsylvania – April 29, 2008 – Glatfelter (NYSE: GLT) today reported that net sales increased 8.7% to $305.5 million for the first quarter of 2008, compared with $281.0 million for the first quarter of 2007. Net income for the 2008 first quarter was $19.7 million, or $0.43 per diluted share, compared with net income of $3.3 million, or $0.07 per diluted share, for the prior-year period.

First quarter 2008 net income includes $8.7 million of gains on timberland sales and $0.4 million of acquisition integration costs, each after-tax. The results for the previous year’s first quarter included $1.9 million in gains from the sale of timberlands, a $3.7 million charge to increase the Company’s reserve for environmental matters at the Fox River, $0.1 million in shutdown and restructuring charges, and $0.4 million in acquisition integration costs, all after taxes. Excluding these items from each period’s results, first quarter 2008 adjusted earnings per share, which constitute a non-GAAP financial measure, were $0.25 per diluted share, compared to $0.12 per diluted share in the first quarter of 2007. For a reconciliation of adjusted earnings to GAAP earnings, refer to the tabular presentation at the end of this release.

“The significant improvement in year-over-year performance reflects successful implementation of our profit improvement initiatives supported by favorable demand trends and price increases,” said George H. Glatfelter II, Chairman and Chief Executive Officer. “With further evidence emerging of a slowing U.S. economy and record high energy costs, aggressive management of our cost structure remains necessary to ensure that our success continues. Accordingly, we are intensifying our process improvement and cost reduction initiatives across the Company and are making targeted investments at several facilities to increase productivity and output. We believe these actions will help sustain the Company’s progress despite the challenging environment.”

First-Quarter Business Unit Results

Specialty Papers

First quarter 2008 net sales in the Specialty Papers business unit totaled $200.9 million, a 2.1% increase compared with $196.9 million in the first quarter of last year. Higher average selling prices contributed $6.0 million of the increase in net sales and volumes shipped increased 4%. These price and volume increases were partially offset by expected mix changes between carbonless papers and uncoated papers, as well as lower sales of scrap paper.

Specialty Papers’ operating income for the first quarter 2008 totaled $11.4 million, a 71.6%, or $4.8 million, improvement from the same quarter of 2007. The higher operating income for the first quarter 2008 reflects progress achieved in the last half of 2007 in executing Chillicothe’s profit improvement initiatives. The benefits of higher average selling prices were offset by $9.1 million of higher costs, largely driven by fiber and energy. Unplanned operating downtime at the Spring Grove and Chillicothe facilities also reduced operating results by $1.7 million in the current year quarter.

Composite Fibers

Composite Fibers’ net sales increased 24.3% to $104.5 million for the quarter. The higher sales were primarily driven by the inclusion of the November 2007 Caerphilly acquisition, foreign currency translation and improved shipping volumes in most product lines. On a constant currency basis, average selling prices benefited net sales by $0.8 million which partially offset the impact of higher input costs.

Operating income for the Composite Fibers business unit totaled $6.1 million for the first quarter of 2008, compared to $5.0 million in the same quarter a year ago. During the fourth quarter of 2007, the Company completed a machine upgrade at its Lydney, U. K. facility, with startup extending into the first quarter of 2008, lowering production volumes and operating income by approximately $1.7 million, consistent with previously announced expectations. This upgrade is targeted at increasing capacity to serve the growing tea bag market and the Company expects to begin realizing productivity improvements from it over the next several quarters. As expected, the operation of the Caerphilly facility was slightly dilutive to first quarter 2008 earnings. As previously announced, the Company continues to expect that Caerphilly will be neutral to earnings for 2008 and slightly accretive in 2009.

Other Financial Highlights

Selling, general and administrative (“SG&A”) expenses decreased by $4.6 million in the quarter-to-quarter comparison and totaled $24.1 million in the first quarter of 2008. The comparison reflects a $6 million pre-tax charge for environmental matters included in the first quarter of 2007 and a $1.5 million recovery in a litigation matter, net of related legal fees, recorded in the first quarter of 2008. The effect of foreign currency translation and the inclusion of the Caerphilly acquisition unfavorably impacted the SG&A quarter-to-quarter comparison.

Net interest expense decreased $2.1 million in the quarter-to-quarter comparison to $4.5 million for the first quarter of 2008. The decrease was primarily due to lower debt levels and a lower interest rate environment in 2008.

The Company’s effective income tax rate reflected in adjusted earnings for the first quarter of 2008 and 2007 was 29.1% and 35.5%, respectively. The lower tax rate includes the benefit of a reduction in a valuation allowance on certain deferred tax assets.

Timberland Sales Update

During the first quarter, approximately 3,595 acres were sold for $15.0 million in cash. To date, the Company has realized $116.6 million of proceeds since the implementation of the program in 2006. Due to changes in market conditions, the Company does not expect significant sales during the remainder of 2008, but will remain opportunistic should market conditions improve or selective opportunities develop.

Outlook

In Specialty Papers, the Company expects volume in the second quarter of 2008 to be in line with the same quarter of 2007, and selling prices are expected to be slightly higher than the first quarter of 2008. In Composite Fibers, shipping volumes in the second quarter of 2008 are expected to exceed 2007 second quarter levels primarily due to the Caerphilly acquisition. Selling prices are expected to be slightly higher than the first quarter of 2008. However, continuing increases in input costs, primarily driven by fiber and energy, could offset increased selling prices during the remainder of 2008 compared to the same period of 2007.

As previously announced, the Company will complete its annually scheduled maintenance outages at both its Spring Grove and Chillicothe facilities in the second quarter, with an estimated $0.22 to $0.25 per share impact. In the second quarter of 2007, the outages also impacted results by $0.22 per share.

In addition, the Company plans to complete an upgrade of a paper machine in Germany during the second quarter of 2008 to respond to the higher demand for tea and coffee papers. This will require downtime on the machine for the month of June with start up to occur during July. The Company expects this project to negatively impact EPS by $0.01 during each of second and third quarters of 2008, respectively.

Conference Call

As previously announced, the Company will hold a conference call today at 11:00AM (Eastern) to discuss its first-quarter results. During the conference call, management will be referring to a slide presentation to supplement their prepared remarks. This presentation is available on the Company’s Investor Relations web page as well as through the webcast discussed below.

Interested persons who wish to hear the live webcast should go to the Company’s Investor Relations web page at http://www.glatfelter.com/about_us/investor_relations/default.aspx prior to the starting time to register, download and install any necessary audio software.

You may also participate by calling 888-335-5539 within the US and 973-582-2857 internationally (conference ID 42348111) at 10:55 AM (Eastern) on April 29, 2008. A taped replay of the conference call will be available within two hours of the conclusion of the call and until May 13, 2008. To access the taped replay, call 800-642-1687 within the US and
706-645-9291 internationally and enter conference ID 42348111.

Caution Concerning Forward-Looking Statements

This document includes certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Although the Company makes such statements based on assumptions that it believes to be reasonable, there can be no assurance that actual results will not differ materially from the Company’s expectations. Actual results may differ materially from these expectations due to changes in, among others, industry conditions, demand for or pricing of its products; risks associated with integrating acquisitions; global political, economic, business, competitive and market conditions; tax legislation; growth strategies and cost reduction initiatives; orderly execution of regularly scheduled maintenance outages; environmental matters surrounding the former Neenah facility and former Ecusta Division; successful execution of the Timberland Strategy with acceptable market conditions; and other factors. More information about these factors is contained in Glatfelter’s filings with the U.S. Securities and Exchange Commission.

About Glatfelter

Headquartered in York, PA, Glatfelter is a global manufacturer of specialty papers and engineered products, offering over a century of experience, technical expertise and world-class service. U.S. operations include facilities in Spring Grove, PA and Chillicothe and Fremont, OH. International operations include facilities in Germany, France, the United Kingdom, the Philippines, and a representative office in China. Glatfelter’s sales exceed $1 billion annually and its common stock is traded on the New York Stock Exchange under the ticker symbol GLT. Additional information may be found at www.glatfelter.com.

P. H. Glatfelter Company and subsidiaries

Consolidated Statements of Income

(unaudited)

	Three months ended
	March 31
In thousands, except per share	2008	2007
Net sales	$305,499	$280,989
Energy sales – net	1,984	2,214

Total revenue	307,483	283,203
Costs of products sold	263,225	246,494

Gross profit	44,258	36,709
Selling, general and administrative expenses	24,135	28,727
Shutdown and restructuring charges	–	225
Gains on dispositions of plant, equipment and timberlands, net	(14,518)	(3,194)

Operating income	34,641	10,951
Nonoperating income (expense)
Interest expense	(6,145)	(7,337)
Interest income	1,604	741
Other – net	68	631
Total other income (expense)	(4,473)	(5,965)

Income before income taxes	30,168	4,986
Income tax provision	10,493	1,733

Net income	$19,675	$3,253

Weighted average shares outstanding
Basic	45,157	44,889
Diluted	45,468	45,301
Earnings per share
Basic	$0.44	$0.07
Diluted	0.43	0.07

Business Unit Financial Information
(unaudited)

Three months ended March 31
In thousands	Specialty Papers		Composite Fibers		Other and Unallocated		Total
	2008	2007	2008	2007 2008		2007	2008		2007
Net sales	$200,946	$196,904	$104,552	$84,084	$1	$1	$305,499	$280,989
Energy sales, net	1,984	2,214	–	—	–	–	1,984	2,214

Total revenue	202,930	199,118	104,552	84,084	1	1	307,483	283,203
Cost of products sold	177,276	177,920	88,396	70,790	(2,447)	(2,216)	263,225	246,494

Gross profit (loss)	25,654	21,198	16,156	13,294	2,448	2,217	44,258	36,709
SG&A	14,207	14,527	10,020	8,312	(92)	5,888	24,135	28,727
Shutdown and restructuring charges	–	–	–	–	–	225	–	225
(Gains) losses on dispositions of plant, equipment and timberlands	–	–	–	–	(14,518)	(3,194)	(14,518)	(3,194)
Total operating income (loss)	11,447	6,671	6,136	4,982	17,058	(702)	34,641	10,951
Non-operating income (expense)	–	–	–	–	(4,473)	(5,965)	(4,473)	(5,965)

Income (loss) before income taxes	$11,447	$6,671	$6,136	$4,982	$12,585	$(6,667)	$30,168	$4,986

Supplementary Data
Net tons sold	182,211	175,120	21,339	18,204	–	–	203,550	193,324
Depreciation expense	$8,632	$8,650	$6,086	$5,083	–	–	$14,718	$13,733

Selected Financial Information
(unaudited)

In thousands	Three months ended March 31
In thousands	2008	2007
Cash Flow Data
Cash provided (used) by:
Operating activities	$(12,631)	$(1,989)
Investing activities	5,778	(2,404)
Financing activities	13,767	(7,259)
Depreciation, depletion and amortization, excluding shutdown charges	14,718	13,733
Capital expenditures	9,257	5,790
March 31 2008		December 31 2007

Balance Sheet Data
Cash and cash equivalents	$37,638	$29,833
Total assets	1,335,400	1,287,067
Total debt	330,954	313,185
Shareholders’ equity	509,330	476,068

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

This press release includes a discussion of earnings before the effects of certain specifically identified items, which is referred to as adjusted earnings, a non-GAAP measure. The Company uses non-GAAP adjusted earnings to supplement the understanding of its consolidated financial statements presented in accordance with GAAP. Non-GAAP adjusted earnings is meant to present the financial performance of the Company’s core papermaking operation, which consists of the production and sale of specialty papers and composite fibers papers. Management and the Company’s Board of Directors use non-GAAP adjusted earnings to evaluate the performance of the Company’s fundamental business in relation to prior periods. The performance of the Company’s papermaking operations is evaluated based upon numerous items such as tons sold, average selling prices, gross margins and overhead, among others. Gains on the sale of timberlands, charges for environmental reserves and shutdown and restructuring charges are excluded from the Company’s calculation of non-GAAP adjusted earnings because management believes each of these items is unique and not part of the Company’s core papermaking business, and will only impact the Company’s financial results for a limited period of time. Gains from timberland sales are distinct from revenues generated from paper product sales. Unlike items such as cost of raw materials and overhead costs, shutdown and restructuring costs are unique items that do not represent direct costs incurred in the manufacture and sale of the Company’s products.

Unlike net income determined in accordance with GAAP, non-GAAP adjusted earnings does not reflect all charges and gains recorded by the Company for the applicable period and, therefore, does not present a complete picture of the Company’s results of operations for the respective period. However, non-GAAP adjusted earnings provides a measure of how the Company’s core papermaking operations are performing, which management believes is useful to investors because it allows comparison of such papermaking operations from period to period.

Non-GAAP adjusted earnings should not be considered in isolation from, or as a substitute for, measures of financial performance prepared in accordance with GAAP. The following tables set forth a reconciliation of results determined in accordance with accounting principles generally accepted in the United States of America to non-GAAP adjusted earnings discussed herein.

	Three months ended March 31
	2008		2007
In thousands, except per share	After tax income	Diluted EPS	After tax income	Diluted EPS

Net income	$19,675	$0.43	$3,253	$0.07
Gains on sales of timberland	(8,662)	(0.19)	(1,914)	(0.04)
Acquisition integration costs	411	0.01	406	0.01
Environmental remediation charge	–	–	3,695	0.08
Shutdown and restructuring charges	–	–	147	0.00
Adjusted earnings	$11,424	$0.25	$5,587	$0.12

The sum of individual per share amounts set forth above may not agree to adjusted income per share due to rounding.